Exhibit 99.1
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 10-Q
_________________________

Form for presentation purposes only - Not a Filed Document
(Mark One)

☐	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the Quarterly Period Ended September 30, 2014
or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from _________ to __________
Commission File No. N/A
 _________________________

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
(Exact name of registrant as specified in its charter)
 _________________________

Delaware	46-3675913
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Caesars Palace Drive, Las Vegas, Nevada	89109
(Address of principal executive offices)	(Zip Code)
(702) 407-6000
(Registrant’s telephone number, including area code)
N/A
(Former name, former address and former fiscal year, if changed since last report)
 _________________________
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☐    No  ☐
Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☐     No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒
Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date. Not Applicable.

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC

Combined and Consolidated Condensed Financial Statements as of September 30, 2014 and December 31, 2013
and for the Three and Nine Months Ended September 30, 2014 and 2013 (Unaudited)

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC

PART I—FINANCIAL INFORMATION

Item 1.	Unaudited Financial Statements

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
COMBINED AND CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)
(In millions)

	September 30, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$200.8	$181.5
Receivables, net	68.8	60.4
Prepayments and other current assets	64.3	27.1
Inventories	13.1	13.7
Total current assets	347.0	282.7
Property and equipment, net	5,005.3	4,932.4
Goodwill	1,573.0	1,690.6
Intangible assets other than goodwill	354.3	391.6
Deferred charges and other	79.6	75.2
	$7,359.2	$7,372.5
Liabilities and Stockholder's Equity
Current liabilities
Accounts payable	$48.2	$71.0
Accrued expenses and other liabilities	154.8	124.5
Interest payable	132.6	85.8
Deferred income taxes	57.2	53.5
Current portion of long-term debt	40.1	35.9
Due to affiliates, net	13.3	37.5
Total current liabilities	446.2	408.2
Long-term debt	4,637.0	4,575.0
Deferred income taxes	1,192.5	1,210.2
Deferred credits and other	9.3	26.1
	6,285.0	6,219.5
Commitments and contingencies (Note 10)
Stockholder's equity
Contributed capital	1,950.6	1,841.0
Accumulated deficit	(876.4)	(688.0)
Total stockholder's equity	1,074.2	1,153.0
	$7,359.2	$7,372.5

See accompanying Notes to Combined and Consolidated Condensed Financial Statements.

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
COMBINED AND CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)
(UNAUDITED)
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues
Casino	$281.9	$284.8	$831.2	$866.3
Food and beverage	135.7	126.3	397.9	380.1
Rooms	124.3	121.4	377.2	349.4
Other	86.3	60.5	231.0	172.2
Less: casino promotional allowances	(92.5)	(85.8)	(271.5)	(252.0)
Net revenues	535.7	507.2	1,565.8	1,516.0
Operating expenses
Direct
Casino	155.3	143.4	459.2	427.3
Food and beverage	71.0	61.7	199.5	182.8
Rooms	35.5	32.5	105.2	95.4
Property, general, administrative, and other	143.5	136.7	398.5	384.4
Depreciation and amortization	35.5	36.8	116.2	118.5
Write-downs, reserves, and project opening costs, net of recoveries	4.7	(8.0)	10.4	10.7
Impairment of intangible and tangible assets	117.8	5.5	117.6	29.9
Income on interests in non-consolidated affiliates	—	(0.3)	—	(3.0)
Corporate expense	9.3	11.6	43.2	36.8
Amortization of intangible assets	12.4	14.8	37.3	44.3
Total operating expenses	585.0	434.7	1,487.1	1,327.1
Income/(loss) from operations	(49.3)	72.5	78.7	188.9
Interest expense	(98.8)	(49.4)	(288.4)	(157.7)
Gains on early extinguishments of debt	—	13.4	—	52.4
Income/(loss) before income taxes	(148.1)	36.5	(209.7)	83.6
Income tax benefit/(provision)	(1.1)	(12.9)	21.3	(26.0)
Net income/(loss)	(149.2)	23.6	(188.4)	57.6
Other comprehensive income, net of income taxes	—	—	—	2.5
Total comprehensive income/(loss)	$(149.2)	$23.6	$(188.4)	$60.1

See accompanying Notes to Combined and Consolidated Condensed Financial Statements.

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
COMBINED AND CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDER'S EQUITY
(UNAUDITED)
(In millions)

	Contributed Capital	Accumulated Deficit	Net Parent Investment	Accumulated Other Comprehensive Loss	Total Stockholder's Equity
Balance at December 31, 2012	$—	$—	$1,600.0	$(2.5)	$1,597.5
Net income	—	—	57.6	—	57.6
Cash received from CEC for financing transactions	—	—	243.0	—	243.0
Transactions with parent and affiliate, net	—	—	(194.9)	—	(194.9)
Other comprehensive income, net of taxes of $1.4	—	—	—	2.5	2.5
Impact of CERP, LLC Merger(1)	1,705.7	—	(1,705.7)	—	—
Balance at September 30, 2013	$1,705.7	$—	$—	$—	$1,705.7

Balance at December 31, 2013	$1,841.0	$(688.0)	$—	$—	$1,153.0
Net loss	—	(188.4)	—	—	(188.4)
Contribution of Atlantic City Conference Center entities(2)	81.7	—	—	—	81.7
Usage of parent and affiliate tax attributes	23.8	—	—	—	23.8
Share-based compensation and other	4.1	—	—	—	4.1
Balance at September 30, 2014	$1,950.6	$(876.4)	$—	$—	$1,074.2
___________________

(1)	See Note 1, "Organization and Basis of Presentation and Consolidation" for discussion of the CERP, LLC Merger.

(2)	See Note 3, "Property and Equipment, net" for discussion of the contribution of entities related to the Atlantic City Conference Center.

See accompanying Notes to Combined and Consolidated Condensed Financial Statements.

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
COMBINED AND CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In millions)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities	$116.1	$61.3
Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(137.7)	(200.6)
Change in restricted cash	—	131.3
Other	0.8	(2.6)
Cash flows from investing activities	(136.9)	(71.9)
Cash flows from financing activities
Cash received from Caesars for financing transactions	—	243.0
Debt issuance and extension costs and fees	(7.2)	—
Borrowings under lending agreements	105.0	—
Repayments under lending agreements	(30.0)	—
Cash paid for loan maturity extension fees	—	(23.3)
Cash paid for early extinguishment of debt	—	(219.7)
Scheduled debt and capital lease payments	(27.7)	—
Other	—	(2.4)
Cash flows from financing activities	40.1	(2.4)
Net increase in cash and cash equivalents	19.3	(13.0)
Cash and cash equivalents, beginning of period	181.5	139.8
Cash and cash equivalents, end of period	$200.8	$126.8
Supplemental cash flow information:
Cash paid for interest	$243.7	$164.1
Cash refunded for income taxes	(0.5)	—
Non-cash investing and financing activities:
Change in accrued capital expenditures	(23.9)	(10.8)
Change in assets acquired through financing activities and capital leases	13.9	8.9
Change in net assets from entities contributed (Atlantic City Conference Center)	81.7	—
See accompanying Notes to Combined and Consolidated Condensed Financial Statements.

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
NOTES TO COMBINED AND CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

In these footnotes, the words "CERP," "Company," "we," "us," and "our" refer to Caesars Entertainment Resort Properties, LLC, and its combined and consolidated subsidiaries unless otherwise stated or the context requires otherwise.
Note 1 — Organization and Basis of Presentation and Consolidation
Organization
Caesars Entertainment Resort Properties, LLC ("CERP") is a single-member limited liability company, wholly owned by Caesars Entertainment Resort Properties Holdco, LLC, which is a wholly owned subsidiary of Caesars Entertainment Corporation ("CEC"). CERP was formed in August 2013 from the Casino Resort Properties (as defined below), plus the acquisition of The LINQ and Octavius Tower at Caesars Palace Las Vegas ("Octavius Tower") from Caesars Entertainment Operating Company, Inc. ("CEOC"). We also own six casinos: (1) Harrah's Las Vegas, (2) Rio All-Suites Hotel and Casino, (3) Flamingo Las Vegas, (4) Harrah's Atlantic City, (5) Paris Las Vegas, and (6) Harrah's Laughlin (collectively, the "Casino Resort Properties").
The LINQ is an open-air dining, entertainment, and retail development located between The LINQ Hotel & Casino ("The LINQ Hotel," formerly The Quad Resort & Casino) and the Flamingo Las Vegas, on the east side of the Las Vegas Strip. It also features a 550-foot observation wheel, the High Roller, which opened at the end of first quarter 2014. We lease the gaming space in this corridor to The LINQ Hotel, which is an indirect wholly owned subsidiary of Caesars Growth Partners, LLC ("CGP LLC"), and lease other space to third-party lessees. We also lease Octavius Tower to the subsidiary of CEOC that operates Caesars Palace Las Vegas ("Caesars Palace") (see Note 12, "Related Party Transactions").
We view each casino property as an operating segment and aggregate such casino properties into one reportable segment.
Basis of Presentation and Combination

CERP was formed in August 2013, in anticipation of the CERP Financing (as defined and described in Note 5, "Debt"), as an indirect, 100%-owned subsidiary of CEC. In May 2014, subsequent to the closing of the CERP Financing and obtaining the required regulatory approvals, the Casino Resort Properties, together with Octavius/Linq Intermediate Holding, LLC (collectively, the "Caesars Entertainment Resort Properties"), were contributed by CEC to CERP (the "CERP, LLC Merger"). Because CERP and the Caesars Entertainment Resort Properties were commonly controlled by CEC for all periods subsequent to CERP's formation in August 2013, the CERP, LLC Merger was accounted for as a merger of entities under common control. Accordingly, the accompanying financial statements of CERP and each of its subsidiaries (which are comprised solely of the Caesars Entertainment Resort Properties) for all dates and periods subsequent to CERP's formation are presented on a consolidated basis as if the CERP, LLC Merger had occurred at the date of CERP's formation in August 2013. For all dates and periods prior to CERP's formation in August 2013, the accompanying financial statements reflect the combined financial statements of the Caesars Entertainment Resort Properties, CERP's predecessor. For ease of reference, the accompanying financial statements are referred to as combined and consolidated financial statements to reflect the change in basis of presentation that corresponds with and results from CERP's formation in August 2013. The combined and consolidated financial statements include the financial position, results of operations and cash flows of each of the CERP entities as if those businesses were combined and consolidated into a single reporting entity for all periods presented. There are no material intercompany transactions between or among the entities that comprise these combined and consolidated financial statements.
The accompanying unaudited combined and consolidated condensed financial statements of CERP have been prepared under the rules and regulations of the Securities and Exchange Commission ("SEC") applicable for interim periods and, therefore, do not include all information and footnotes necessary for complete financial statements in conformity with accounting principles generally accepted in the United States ("GAAP"). GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses during the reporting periods. Due to the inherent uncertainties in making these estimates, actual amounts could differ. The results for the interim periods reflect all adjustments (consisting primarily of normal recurring adjustments) that management considers necessary for a fair presentation of financial position, results of operations, and cash flows. The results of operations for our interim periods are not necessarily indicative of the results of operations that may be achieved for the entire 2014 fiscal year.
This document should be read in conjunction with our combined and consolidated financial statements as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 which were included in our registration statement on Form S-4 filed with the SEC on October 16, 2014.

Our transactions with CEC, CEOC, and CGP LLC have been identified as transactions between related parties (See Note 12, "Related Party Transactions").
Note 2 — Recently Issued Accounting Pronouncements
In April 2014, the Financial Accounting Standards Board (FASB) issued authoritative guidance amending existing requirements for reporting discontinued operations. Under the new guidance, discontinued operations reporting will be limited to disposal transactions that represent strategic shifts having a major effect on operations and financial results. The amended guidance also enhances disclosures and requires assets and liabilities of a discontinued operation to be classified as such for all periods presented in the financial statements. Public entities will apply the amended guidance prospectively to all disposals occurring within annual periods beginning on or after December 15, 2014, and interim periods within those years. We will adopt this standard effective January 1, 2015. Due to the change in requirements for reporting discontinued operations described above, presentation and disclosures of future transactions after adoption may be different than under current standards.
In May 2014, the FASB issued authoritative guidance amending the FASB Accounting Standards Codification and creating a new Topic 606, Revenue from Contracts with Customers. The new guidance is expected to clarify the principles for recognizing revenue and to develop a common revenue standard for U.S. GAAP applicable to revenue transactions. This guidance provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Existing industry guidance, including revenue recognition guidance specific to the gaming industry will be eliminated. In addition, interim and annual disclosures will be substantially revised. The amendments in this guidance are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is not permitted. We will adopt this standard effective January 1, 2017. We are currently assessing the impact the adoption of this standard will have on our disclosures and results of operations.
In August 2014, the FASB issued authoritative guidance amending the existing requirements for disclosing information about an entity's ability to continue as a going concern. The new guidance will explicitly require management to assess an entity’s ability to continue as a going concern and to provide related footnote disclosure in certain circumstances. The amendments in this guidance are effective for annual reporting periods ending after December 15, 2016, and interim periods thereafter. Early adoption is permitted. We are currently assessing the impact the adoption of this standard will have on our disclosures and results of operations and evaluating the date of adoption.
Note 3 — Property and Equipment, net

(In millions)	September 30, 2014	December 31, 2013
Land and land improvements	$2,492.7	$2,463.7
Buildings and improvements	2,659.7	2,169.5
Furniture, fixtures, and equipment	575.0	521.8
Construction in progress	63.8	454.8
	5,791.2	5,609.8
Less: accumulated depreciation	(785.9)	(677.4)
	$5,005.3	$4,932.4
On July 1, 2014, AC Conference Holdco, LLC, a direct wholly owned subsidiary of CEC, and its direct, wholly owned subsidiary, AC Conference Newco, LLC, were contributed to CERP in a non-cash transaction. The total net asset book value of both entities contributed was $81.7 million. The assets are primarily comprised of real estate and development costs for a new meeting and conference center, which will be connected to the Harrah's Atlantic City casino.
Interest capitalized was primarily related to The LINQ project and was $9.9 million and $26.3 million for the nine months ended September 30, 2014 and 2013, respectively.
Depreciation Expense

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2014	2013	2014	2013
Depreciation expense	$34.6	$36.4	$112.7	$115.6

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
NOTES TO COMBINED AND CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Note 4 — Goodwill and Other Intangible Assets
The following table sets forth changes in the carrying value of goodwill and other intangible assets as of and for the nine months ended September 30, 2014:

	Amortizing Intangible Assets	Non-Amortizing Intangible Assets
(In millions)		Goodwill	Other
Balance at December 31, 2013	$354.8	$1,690.6	$36.8
Impairments	—	(117.6)	—
Amortization expense and other	(37.3)	—	—
Balance at September 30, 2014	$317.5	$1,573.0	$36.8
During the third quarter of 2014, as a result of a decline in recent performance and downward adjustments to expectations of future performance in certain of our markets, we performed an interim impairment assessment of goodwill related to certain of our properties, which resulted in preliminary impairment charges of $117.8 million. We are not able to finalize our impairment assessment until such time as we finalize fair value determinations, which we expect to complete during the fourth quarter of 2014. For our preliminary assessment, we determined the estimated fair value of each reporting unit as a function, or multiple, of earnings before interest, taxes, depreciation and amortization ("EBITDA"), combined with estimated future cash flows discounted at rates commensurate with the capital structure and cost of capital of comparable market participants, giving appropriate consideration to the prevailing borrowing rates within the casino industry in general. Both EBITDA multiples and discounted cash flows are common measures used to value and buy or sell businesses in our industry.
During the third quarter of 2013, we completed an assessment of other non-amortizing intangible assets as of September 30. This assessment resulted in impairment charges of $5.5 million related to trademarks using the relief-from-royalties valuation method.
The following table provides the gross carrying value and accumulated amortization for each major class of intangible assets other than goodwill:

	September 30, 2014				December 31, 2013
(Dollars in millions)	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortizing intangible assets
Customer relationships	6.8	$681.5	$(364.0)	$317.5	$681.5	$(326.7)	$354.8
Non-amortizing intangible assets
Trademarks				36.8			36.8
Total intangible assets other than goodwill				$354.3			$391.6

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
NOTES TO COMBINED AND CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Note 5 — Debt

	Final Maturity	Rate	Face Value	Book Value	Book Value
(Dollars in millions)		September 30, 2014			December 31, 2013
Secured Debt
CERP Senior Secured Loan	2020	7.00%	$2,481.3	$2,435.5	$2,449.7
CERP Revolver	2018	8.25%	75.0	75.0	—
CERP First Lien Notes	2020	8.00%	1,000.0	994.2	993.7
CERP Second Lien Notes	2021	11.00%	1,150.0	1,141.5	1,140.8
Capitalized Lease Obligations	to 2017	various	14.7	14.7	5.4
Other Unsecured Borrowings
Other	2016	0.00% - 6.00%	16.2	16.2	21.3
Total debt			4,737.2	4,677.1	4,610.9
Current portion of long-term debt			(40.1)	(40.1)	(35.9)
Long-term debt			$4,697.1	$4,637.0	$4,575.0

As of September 30, 2014 and December 31, 2013, book values are presented net of unamortized discounts of $60.1 million and $65.8 million, respectively. As of September 30, 2014, the fair value of our debt was $4,559.0 million. The fair value of the debt has been calculated based on the borrowing rates available as of September 30, 2014, for debt with similar terms and maturities. The fair value of our debt is primarily classified within level 2 in the fair value hierarchy.
The current portion of long-term debt as of September 30, 2014 and December 31, 2013 includes required annual principal payments of $25.0 million of CERP senior secured loan and interim principal payments on other unsecured borrowings and capitalized lease obligations.

CERP Financing
In October 2013, we (i) completed the offering of $1,000.0 million aggregate principal amount of 8.0% first-priority senior secured notes due 2020 and $1,150.0 million aggregate principal amount of 11.0% second-priority senior secured notes due 2021 (together with the 8.0% first-priority senior secured notes due 2020, the "CERP Notes") and (ii) entered into a first lien credit agreement governing a new $2,769.5 million senior secured credit facility, consisting of senior secured term loans in an aggregate principal amount of $2,500.0 million ("CERP Term Loans") and a senior secured revolving credit facility in an aggregate principal amount of up to $269.5 million (collectively, the "CERP Credit Facilities"). We refer to this refinancing transaction as the "CERP Financing." We pledged a significant portion of our assets as collateral under the CERP Credit Facilities and the CERP Notes. The CERP Term Loans require scheduled quarterly payments of $6.3 million, with the balance due at maturity. As of September 30, 2014, there was $75.0 million in borrowings outstanding under the senior secured revolving credit facility, and no amounts were committed to outstanding letters of credit.

In connection with the CERP Financing, the Company is subject to a registration rights agreement that requires the Company to use its commercially reasonable efforts to prepare, to cause to be filed with the Securities and Exchange Commission, and to become effective on or prior to the later of (i) October 10, 2014 or (ii) 180 days after the CERP, LLC Merger, a registration statement with respect to the CERP Notes, which were originally issued pursuant to Rule 144A of the Securities Act of 1933, as amended. Accordingly, the Company filed an initial registration statement on Form S-4 (the "Registration Statement") on October 16, 2014. If the exchange offer described in the prospectus filed as part of the Registration Statement is not consummated within 180 days following the CERP, LLC Merger, the Company will incur additional interest on the CERP Notes of 0.25% annually. The annual interest rate on the CERP Notes will increase by an additional 0.25% for each subsequent 90-day period, up to a maximum additional interest rate of 1.0% per year, until the Registration Statement is declared effective. Following the effectiveness of the Registration Statement and the consummation of the exchange offer, the CERP Notes will be exchanged for new notes (the "Exchange Notes"), whose terms will be substantially identical to that of the CERP Notes, except that the Exchange Notes will have no transfer restrictions or registration rights. The CERP Notes are co-issued, as well as fully and unconditionally guaranteed, jointly and severally, by the Company and each of its subsidiaries on a senior secured basis. In addition, CERP is a holding company that owns no operating assets and has no significant operations independent of its subsidiaries.

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
NOTES TO COMBINED AND CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

CERP Restrictive Covenants
The CERP Notes and CERP Credit Facilities include negative covenants, subject to certain exceptions, restricting or limiting the ability of CERP and its restricted subsidiaries to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make distributions in respect of our capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create liens on certain assets to secure debt; (vi) consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets; (vii) enter into certain transactions with our affiliates; and (viii) designate our subsidiaries as unrestricted subsidiaries. The CERP Notes and CERP Credit Facilities also contain customary events of default, subject to customary or agreed-upon exceptions, baskets and thresholds (including equity cure provisions in the case of the CERP Credit Facilities).
The CERP Credit Facilities also contain certain customary affirmative covenants and require that we maintain a senior secured leverage ratio ("SSLR") of no more than 8.00 to 1.00, which is the ratio of first lien senior secured net debt to earnings before interest, taxes, depreciation and amortization, adjusted as defined ("CERP Adjusted EBITDA"). As of September 30, 2014, CERP's SSLR was 6.32 to 1.00.
Note 6 — Casino Promotional Allowances
The retail value of accommodations, food and beverage, and other services furnished to guests without charge is included in gross revenues and then deducted as casino promotional allowances, with the cost of providing such allowances included in casino expenses as indicated in the following tables.
Estimated Retail Value of Casino Promotional Allowances

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2014	2013	2014	2013
Food and Beverage	$45.3	$42.2	$137.8	$126.7
Rooms	40.6	39.4	117.4	113.2
Other	6.6	4.2	16.3	12.1
	$92.5	$85.8	$271.5	$252.0
Estimated Cost of Providing Casino Promotional Allowances

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2014	2013	2014	2013
Food and Beverage	$29.9	$26.4	$89.7	$77.8
Rooms	16.8	15.4	48.5	46.1
Other	5.7	2.9	13.8	7.8
	$52.4	$44.7	$152.0	$131.7
Note 7 — Write-downs, Reserves, and Project Opening Costs, net of Recoveries

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2014	2013	2014	2013
Write-downs, reserves, and project opening costs, net of recoveries	$4.7	$(8.0)	$10.4	$10.7
Write-downs, reserves, and project opening costs, net of recoveries include project opening costs and various pre-tax charges to record contingent liability reserves, costs associated with efficiency projects, project write-offs, demolition costs, and other non-routine transactions, net of recoveries of previously recorded non-routine reserves.
In the third quarter of 2013, a CERP subsidiary received a cash settlement associated with a timeshare development agreement.

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
NOTES TO COMBINED AND CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Note 8 — Income Taxes
Income Tax Allocation

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions)	2014	2013	2014	2013
Income tax benefit/(provision) applicable to:
Income before income taxes	$(1.1)	$(12.9)	$21.3	$(26.0)
Other comprehensive income	—	—	—	(1.4)
Effective tax rate	(0.7)%	35.3%	10.2%	31.1%
We classify reserves for tax uncertainties within accrued expenses and deferred credits and other in our combined and consolidated condensed balance sheets, separate from any related income tax payable or deferred income taxes. Reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions as well as potential interest or penalties associated with those liabilities.
The effective tax rate benefit in the three months ended September 30, 2014 was unfavorably impacted by nondeductible goodwill impairments and the state deferred tax impact of combining the CERP properties for tax purposes. The effective tax rate benefit in the nine months ended September 30, 2014 was unfavorably impacted by nondeductible goodwill impairments and the state deferred tax impact of combining the CERP properties, offset by a tax benefit from the reversal of uncertain state tax positions.
We believe that it is reasonably possible that the total amount of unrecognized tax benefits at September 30, 2014 could increase or decrease in the next 12 months, as a result of ongoing examinations and settlements with state tax authorities. Audit outcomes and the timing of audit settlements are subject to significant uncertainty. Although we believe that an adequate provision has been made for such issues, there is the possibility that the ultimate resolution of such issues could have an adverse effect on our earnings. Conversely, if these issues are resolved favorably in the future, the related provision would be reduced, thus having a favorable impact on earnings.

CERP is included in the CEC consolidated tax return filing.  We have allocated taxes based upon the separate return method for CERP financial reporting purposes.  Historically, we have treated taxes paid or refunds received by CEC for CERP as equity contributions or distributions. Although there is no formal tax sharing agreement in place between the CERP entities and CEC for federal income tax purposes, CERP may make payments to CEC or its subsidiaries for federal, state, or local taxes that would have been paid if CERP was a stand alone taxpayer.
Note 9 — Fair Value Measurements
Items Measured at Fair Value on a Non-recurring Basis

(In millions)	Balance	Level 1	Level 2	Level 3	Total Impairment
Intangible assets	$765.6	$—	$—	$765.6	$117.6
We determine the estimated fair values after review and consideration of relevant information, including estimated future cash flows discounted at rates commensurate with the capital structure and cost of capital of comparable market participants, projected cash flows, discount rate, valuation multiples, growth rate, and tax rate. See Note 4, "Goodwill and Other Intangible Assets."
Note 10 — Litigation, Contractual Commitments and Contingent Liabilities
Litigation
The Company is party to ordinary and routine litigation incidental to our business. We do not expect the outcome of such litigation to have a material effect on our combined and consolidated financial position, results of operations, or cash flows.
Over the course of several years, a former customer of the Rio All-Suites Hotel and Casino gambled with approximately $10 million in cashier's checks. The customer later pleaded guilty to fraud in connection with a mortgage brokerage business. The mortgage brokerage business was placed in bankruptcy in California, where a bankruptcy trustee sought to recover the $10 million from Rio Properties, LLC (the "Rio"). The claims were based on a fraudulent conveyance theory under the bankruptcy code. On March 29, 2010, the U.S. District Court Central District of California granted our motion to move the case from the bankruptcy

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
NOTES TO COMBINED AND CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

court to the district court. On June 10, 2010, the district court granted our motion to transfer the case to the federal district court in Las Vegas. A trial was held in January and February 2014. The jury found for the Rio on 59 of the 66 alleged transfers and for the trustee on the remaining seven transfers. The total amount awarded to the trustee was $1.48 million, which was accrued as of March 31, 2014. Both parties filed post-trial motions relating to whether the judgment should be reduced by a prior settlement with a separate defendant and whether the trustee was entitled to recover pre-judgment interest under California law. On May 8, 2014, the district court issued a ruling finding that the judgment should not be reduced by the prior settlement, that the trustee was entitled to recover prejudgment interest under California law at seven percent per annum, and that pre-judgment interest would accrue from the date the complaint was filed in 2008. Finally, the Court rejected the trustee’s claim that he was entitled to recover all of his costs in bringing the action, holding that because the Rio prevailed as to the majority of the issues, the trustee could only recover 15 percent of his costs. Following these rulings, the parties entered into an agreement settling the litigation for a total payment of $2.1 million. The matter has now concluded.
In connection with a Birthday Cash promotional offer by Harrah’s Atlantic City, on March 19, 2010, the Superior Court of New Jersey entered a summary judgment in favor of a modified class of approximately 79,000 plaintiffs. The summary judgment found that Harrah’s Atlantic City violated the New Jersey Truth in Consumer Contract, Warranty and Notice Act. The penalty is $100 per incident, amounting to a potential exposure of up to $7.9 million. In March 2012, the judge held that the damages class, if any, should be based upon the number of individuals who redeemed certificates, not the number of certificates redeemed (as some plaintiffs had multiple certificates). As a result, the potential exposure under the judge’s ruling was decreased to $5.2 million. After the case was stayed to wait for a pending case in the New Jersey Supreme Court, the court reopened the case in July 2013. The decision in the New Jersey Supreme Court case clarified two aspects of the New Jersey Truth in Consumer Contract, Warranty and Notice Act, which support our contention that the existing judgment against us should be vacated and the case dismissed in our favor. In November 2013, the court denied both parties’ motions for reconsideration. In December 2013, we filed a motion to stay the judgment pending appeal, and in January, the court granted the stay and we filed an appeal. In February 2014, per the court’s stay order, we posted into an escrow account the amount of the judgment plus fees. The matter is now on appeal. Our initial brief was filed in September 2014.
CEOC Noteholder Disputes
On August 4, 2014, Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018 issued by CEOC (the "CEOC Notes"), on behalf of itself and, it alleges, derivatively on behalf of CEOC, filed a lawsuit (the "Second Lien Lawsuit") in the Court of Chancery in the State of Delaware against CEC and CEOC, Caesars Growth Partners, LLC, Caesars Acquisition Company, Caesars Entertainment Resort Properties, LLC, Caesars Enterprise Services, LLC, Eric Hession, Gary Loveman, Jeffrey D. Benjamin, David Bonderman, Kelvin L. Davis, Marc C. Rowan, David B. Sambur, and Eric Press. The lawsuit alleges claims for breach of contract, intentional and constructive fraudulent transfer, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, and corporate waste. The lawsuit seeks (1) an award of money damages; (2) to void certain transfers, the earliest of which dates back to 2010; (3) an injunction directing the recipients of the assets in these transactions to return them to CEOC; (4) a declaration that CEC remains liable under the parent guarantee formerly applicable to the CEOC Notes; (5) to impose a constructive trust or equitable lien on the transferred assets; and (6) an award to plaintiffs for their attorneys’ fees and costs. CEC believes this lawsuit is without merit and will defend itself vigorously. A motion to dismiss this action was filed by CEC and other defendants on September 23, 2014, and the motion has been fully briefed as of October 31, 2014. The parties agreed to stay discovery until a decision on the motion to dismiss is issued on this action.
On August 5, 2014, CEC, along with CEOC, filed a lawsuit in the Supreme Court of the State of New York, County of New York, against certain institutional holders of CEOC's first and second lien notes. The complaint states that such institutional first and second lien note holders have acted against the best interests of CEOC and other creditors, including for the purpose of inflating the value of their credit default swap positions or improving other unique securities positions. The complaint asserts claims for tortious interference with prospective economic advantage, declaratory judgment and breach of contract and seeks, among other things, (1) money damages; (2) a declaration that no default or event of default has occurred or is occurring and the CEC and CEOC have not breached their fiduciary duties or engaged in fraudulent transfers or other violation of law; and (3) a preliminary and permanent injunction prohibiting the defendants from taking further actions to damage CEC or CEOC. Defendants filed motions to dismiss this action on October 15, 2014. The parties have agreed to stay discovery until a decision on the motion to dismiss is issued in this action.
If the above matters were resolved in favor of CEOC note holders, such determination could have a material adverse effect on our business or combined and consolidated financial position or results of operations.

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
NOTES TO COMBINED AND CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Contractual Commitments
As of September 30, 2014, our estimated interest payments for the rest of the year ended December 31, 2014 are $162.8 million, for the years ended December 31, 2015 through 2018 are $390.0 million, $395.3 million, $413.6 million, and $422.7 million, respectively, and our estimated interest payments thereafter are $933.8 million. See Note 5, "Debt."
During the nine months ended September 30, 2014, we have entered into no material contractual commitments outside of the ordinary course of business.
Note 11 — Supplemental Cash Flow Information
The following table reconciles our interest expense, net of capitalized interest, per the combined and consolidated condensed statements of comprehensive income to cash paid for interest per the combined and consolidated condensed statements of cash flows.

	Nine Months Ended September 30,
(In millions)	2014	2013
Interest expense	$288.4	$157.7
Adjustments to reconcile to cash paid for interest:
Net change in accrued interest	(46.8)	6.9
Amortization of deferred finance charges	(2.4)	(11.9)
Net amortization of discounts and premiums	(5.7)	(8.0)
Amortization of accumulated other comprehensive income	—	(4.0)
Capitalized interest	9.9	26.3
Other adjustments	0.3	(2.9)
Cash paid for interest	$243.7	$164.1
Note 12 — Related Party Transactions
Formation of Caesars Enterprise Services, LLC
On May 20, 2014, CEC, CEOC, CERP, and Caesars Growth Properties Holdings, LLC ("CGPH" and together with CERP and CEOC, the "Members" and each a "Member") entered into a services joint venture, Caesars Enterprise Services, LLC ("CES"). CES manages certain Enterprise Assets (as defined hereafter) and the other assets it owns, licenses or controls, and employs certain of the corresponding employees and other employees who previously provided services to CEOC, CERP and CGPH, their affiliates and their respective properties and systems under each property’s corresponding property management agreement. Corporate expenses that are not allocated to the properties directly are allocated by CES to CEOC, CERP, and CGPH according to their allocation percentages (initially 70.0%, 24.6%, and 5.4%, respectively), subject to annual review. Operating expenses are allocated to each Member with respect to their respective properties serviced by CES in accordance with historical allocation methodologies, subject to annual revisions and certain prefunding requirements. On October 1, 2014, CES began operations in Nevada, New Jersey and certain other jurisdictions in which regulatory approval had been received or was not required, including through the commencement of direct employment by CES of certain designated enterprise-wide employees. The enhancement of CES operations described above in other jurisdictions may be subject to regulatory and other approvals in such jurisdictions.
Omnibus License and Enterprise Services Agreement
On May 20, 2014, the Members entered into an Omnibus License and Enterprise Services Agreement (the "Omnibus Agreement"), which granted licenses to the Members and certain of their affiliates in connection with the implementation of CES. In October 2014, initial contributions by the Members included cash contributions by CERP and CGPH of $42.5 million and $22.5 million, respectively (see Note 13, "Subsequent Events"). CERP will transition certain executives and employees to CES and the services of such employees will be available as part of CES’s provision of services to the Members and certain of their affiliates that own properties that require CES services under the Omnibus Agreement.
Under the Omnibus Agreement, CEOC, Caesars License Company, LLC ("CLC"), Caesars World, Inc. ("CWI") and certain of our subsidiaries that are the owners of our properties granted CES a non-exclusive, irrevocable, world-wide, royalty-free license in and to all intellectual property owned or used by such licensors, including all intellectual property (a) currently used, or contemplated to be used, in connection with the properties owned by the Members and their respective affiliates, including any

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NOTES TO COMBINED AND CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

and all intellectual property related to the Total Rewards® program, and (b) necessary for the provision of services contemplated by the Omnibus Agreement and by the applicable management agreement for any such property (collectively, the "Enterprise Assets"). CERP also granted CES non-exclusive licenses to certain other intellectual property, including intellectual property that is specific to properties controlled by CERP or our subsidiaries.
CES granted to the properties owned or controlled by the Members and their respective affiliates non-exclusive licenses to the Enterprise Assets. CES granted to CEOC, CLC, CWI and the properties owned or controlled by the Members, including us, licenses to any intellectual property that CES develops or acquires in the future that is not derivative of the intellectual property licensed to it. CES also granted to CEOC, CLC and CWI a non-exclusive license to intellectual property specific to the properties controlled by CGPH, CERP and their subsidiaries for any uses consistent with the uses made by CEOC, CLC and CWI with respect to such intellectual property prior to the date of the Omnibus Agreement.
Shared Services Agreement
Summary of Total Shared Service Fees Incurred

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2014	2013	2014	2013
Direct operating expenses
Casino	$9.2	$8.5	$28.9	$25.9
Food and beverage	2.1	0.5	5.0	1.7
Rooms	4.6	3.2	15.6	9.4
Property, general, administrative, and other	37.5	33.7	104.3	97.8
Corporate expense	9.3	11.6	43.2	36.8
	$62.7	$57.5	$197.0	$171.6
We are party to a Third Amended and Restated Shared Services Agreement (the "Shared Services Agreement") with CEOC under which CEOC provides CERP (and provided their respective, prior managers) with certain corporate services such as payroll, human resources, information technology, marketing, accounting and legal services. The Shared Services Agreement terminates on January 31, 2023.
Under the Shared Services Agreement, the cost of the services described above are allocated among us and all of CEC's operating subsidiaries on a department-level basis that CEC has historically used to allocate such costs, which has been based on the departments’ key drivers or operating metrics, and, through June 30, 2014, on a 70%/30% basis for those costs that have not previously been allocated to the various properties. Beginning July 1, 2014, these costs, in accordance with the Omnibus Agreement, are allocated to CEOC, CERP, and CGPH based on their respective allocation percentages noted above. Such costs are then allocated among the CERP properties based on their respective net revenues. The Shared Services Agreement also memorializes certain short-term cash management arrangements and other operating efficiencies that reflect the way in which CEC has historically operated its business.
We reimburse CEOC monthly for the various costs incurred by CEOC on our behalf. No interest is charged on the amount shown as due to affiliates, net in the combined and consolidated condensed balance sheets. Additionally, prior to the October 2013 financing transaction, we transferred excess cash generated by the CERP properties to CEC. Cash transfers to CEC have been reported in transactions with parent and affiliates, net in our combined and consolidated condensed statements of stockholders' equity. Subsequent to the October 2013 financing transaction, such cash transfers are no longer permitted.
The Shared Services Agreement also provides that 30% of the fees charged by CEC's sponsors ("Sponsors") are allocated to the CERP properties. The Sponsors' fees are for financial and strategic advisory services and consulting services, as well as management services and advice. The total Sponsors' fees incurred, excluding reimbursed expenses, are reflected in corporate expense in the accompanying combined and consolidated condensed statements of comprehensive income. The Sponsors granted a waiver of the monitoring fees due for 2014. The fees for the three and nine months ended September 30, 2013 were $2.3 million and $6.9 million, respectively, and are included with corporate expense in the summary above. Upon implementation of CES, the services previously provided pursuant to the Shared Services Agreement are expected to be provided by CES pursuant to the Omnibus Agreement.

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
NOTES TO COMBINED AND CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Management Agreements
On August 31, 2010, each of the CERP properties or one of the subsidiaries that operates each respective CERP property entered into an agreement with subsidiaries of CEC under which each management company manages its corresponding CERP property. Prior to the October 2013 financing transaction, each management company received a monthly management fee equal to 2% of the CERP property's revenues plus 5% of the CERP property's Earnings Before Interest, Tax, Depreciation, Amortization, and Management Fees ("EBITDAM") for providing its services, in addition to reimbursement of expenses, unless the cumulative EBITDAM related to the CERP properties was less than $500 million on a trailing 12-month basis at the end of the month, in which case no management fee was payable for that month. Based upon this calculation, no fees were charged for either of the three and nine months ended September 30, 2014 or 2013. The management agreements were amended as part of the October 2013 financing transaction, eliminating the standalone management fees. On October 1, 2014, CERP's subsidiaries' property management agreements were assigned to CES.
Employee Benefit Plans
CEC maintains a defined contribution savings and retirement plan in which employees of CERP may participate. The plan provides for, among other things, pre-tax and after-tax contributions by employees. Under the plan, participating employees may elect to contribute up to 50% of their eligible earnings. The Company's reimbursement for CEC's contribution expense was $0.4 million and $0.3 million of the three months ended September 30, 2014 and 2013, respectively, and was $2.4 million and $2.3 million for nine months ended September 30, 2014 and 2013, respectively.
CEC also maintains deferred compensation plans and an executive supplemental savings plan under which certain employees of the CERP properties' management may defer a portion of their compensation. The expenses charged by CEC to the Company for its employees' participation in these programs are included in the administrative and other services charge discussed above.
Equity Incentive Awards
CEC maintains an equity incentive awards plan under which CEC may issue time-based and performance-based stock options, restricted stock units and restricted stock awards to CERP employees. Although awards under the plan result in the issuance of shares of CEC, the amounts are a component of total compensation for CERP employees and are included in CERP share-based compensation expense. Based on CERP's allocation of cost for these awards, we recognized expense related to share-based awards of $0.3 million and $0.2 million for each of the three months ended September 30, 2014 and 2013 and $1.3 million and $0.5 million for the nine months ended September 30, 2014 and 2013, respectively.
Intellectual Property License Agreements
Each of the CERP properties and certain of their subsidiaries have entered into license agreements with CLC pursuant to which we receive non-exclusive royalty-free licenses to use certain intellectual property, including trademarks and copyrights owned by CLC in connection with the operation of the CERP properties. These license agreements have a termination date of 2023, subject to annual renewal thereafter. The licenses contemplated by the Omnibus Agreement are subject to these licenses.
In addition, certain subsidiaries of the CERP properties have entered into license agreements with CLC and CEOC pursuant to which CLC and CEOC receive non-exclusive royalty-free licenses to use certain property-specific intellectual property owned by the CERP properties, including the right to use the "Rio," "Flamingo," and "Paris" trademarks. These license agreements continue until neither the applicable operating nor the management company manages the applicable property.
Lease Agreements
We lease Octavius Tower to Caesars Palace for approximately $35.0 million per year and gaming space in The LINQ to The LINQ Hotel for approximately $15.0 million per year pursuant to separate lease agreements that both expire April 2026. We recognized lease revenue of $12.5 million and $8.8 million related to these leases in the three months ended September 30, 2014 and 2013, respectively, and $37.5 million and $26.3 million in the nine months ended September 30, 2014 and 2013, respectively.
World Series of Poker Tournament Agreement
We have an agreement with Caesars pursuant to which the World Series of Poker's annual main event is hosted at the Rio All-Suites Hotel and Casino until 2016 (or such earlier time that Caesars notifies us in writing that we are no longer authorized to host such event). We are authorized to use certain trademarks related to the tournament and indemnify Caesars for liability arising from the use of such trademarks. For the nine months ended September 30, 2014, fees incurred under this agreement were $1.9 million and are recorded in casino expense in the combined and consolidated condensed statements of comprehensive income.

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC
NOTES TO COMBINED AND CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

World Series of Poker Circuit Event Agreement
We also have an agreement between Caesars Interactive Entertainment, Inc. and Harrah's Atlantic City, which grants Harrah's Atlantic City the right to host a certain number of World Series of Poker circuit events for $75,000 per event. The agreement is in effect until September 1, 2016, unless earlier terminated pursuant to the agreement's terms. No fees were incurred under these agreements during the three and nine months ended September 30, 2014 and 2013.
Note 13 — Subsequent Events
Management has evaluated subsequent events for potential disclosure through November 14, 2014, which is the date on which the financial statements were available to be issued.
On October 2, 2014, CERP transferred its initial cash contribution of $42.5 million to CES as discussed in Note 12, "Related Party Transactions."
In addition to the above, there have been developments subsequent to September 30, 2014 related to certain bondholder matters disclosed in Note 10, "Litigation, Contractual Commitments and Contingent Liabilities - CEOC Noteholder Disputes."

Item 2.     Management's Discussion and Analysis of Financial Condition and Results of Operations
The following discussion should be read in conjunction with, and is qualified in its entirety by, the unaudited combined and consolidated condensed financial statements and the notes thereto and other financial information included elsewhere in this report. The words "CERP," "Company," "we," "us," and "our" refer to the Caesars Entertainment Resort Properties, LLC. The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources, and other non-historical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. Our actual results may differ materially from those contained in or implied by any forward-looking statements.
Note references are to the notes to combined and consolidated financial statements included in Item 1, "Unaudited Financial Statements."
Overview
We are a single-member limited liability company, wholly owned by Caesars Entertainment Resort Properties Holdco, LLC, which is a wholly owned subsidiary of Caesars Entertainment Corporation ("CEC"). We were formed in August 2013 from the Casino Resort Properties (as defined below), plus the acquisition of The LINQ and Octavius Tower at Caesars Palace Las Vegas ("Octavius Tower") from Caesars Entertainment Operating Company, Inc. ("CEOC"). We also own six casinos: (1) Harrah's Las Vegas, (2) Rio All-Suites Hotel and Casino, (3) Flamingo Las Vegas, (4) Harrah's Atlantic City, (5) Paris Las Vegas, and (6) Harrah's Laughlin (collectively, the "Casino Resort Properties").
The LINQ is an open-air dining, entertainment, and retail development located between The LINQ Hotel & Casino ("The LINQ Hotel," formerly The Quad Resort & Casino) and the Flamingo Las Vegas, on the east side of the Las Vegas Strip. It also features a 550-foot observation wheel, the High Roller, which opened at the end of first quarter 2014. We lease the gaming space in this corridor to The LINQ Hotel, an indirect wholly owned subsidiary of Caesars Growth Partners, LLC ("CGP LLC"), and lease other space to third-party lessees. We also lease Octavius Tower to the subsidiary of CEOC that operates Caesars Palace Las Vegas.
Consolidated Operating Results

	Three Months Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2014	2013		2014	2013
Casino revenues	$281.9	$284.8	(1.0)%	$831.2	$866.3	(4.1)%
Net revenues	$535.7	$507.2	5.6%	$1,565.8	$1,516.0	3.3%
Income/(loss) from operations	$(49.3)	$72.5	*	$78.7	$188.9	(58.3)%
Net income/(loss)	$(149.2)	$23.6	*	$(188.4)	$57.6	*
Operating margin (1)	(9.2)%	14.3%	(23.5) pts	5.0%	12.5%	(7.5) pts
Property EBITDA (2)	$130.4	$132.9	(1.9)%	$403.4	$426.1	(5.3)%
___________________

(1)	Operating margin is calculated as income from operations divided by net revenues.

(2)
See the Reconciliation of Non-GAAP Financial Measures discussion later in this Management's Discussion and Analysis of Financial Condition and Results of Operations for a reconciliation of net income to Property EBITDA.

*	Not meaningful.
Three Months Ended September 30, 2014 compared with September 30, 2013
Net revenues increased $28.5 million, or 5.6%, during the three months ended September 30, 2014 compared with 2013. The opening of The LINQ and the High Roller in 2014 drove the revenue increase. Partially offsetting this increase was a casino revenue decline totaling $2.9 million, or 1.0%, primarily attributable to increased promotional allowances, mainly in Atlantic City.
Income/(loss) from operations decreased $121.8 million. The decrease is primarily due to goodwill impairment charges of $117.8 million in the three months ended September 30, 2014 compared with a charge of $5.5 million in the 2013 period related to trademarks. The income effect of increased property operating expenses and increased spending on marketing programs, as well as an increase of $12.7 million in write-downs, reserves, and project opening costs, net of recoveries, due primarily to a settlement received in the third quarter of 2013 associated with a timeshare development agreement, also unfavorably impacted income/(loss) from operations. These factors were partially offset by the income impact of a $28.5 million increase in net revenues.

Nine Months Ended September 30, 2014 compared with September 30, 2013
Net revenues for the nine months ended September 30, 2014 increased $49.8 million, or 3.3%, compared with the prior year period. As described above, revenue increased primarily due to the opening of The LINQ and the High Roller in 2014. In addition, rooms revenue increased with a 13.5% increase in average daily rate paid for rooms sold, excluding fully complimentary rooms ("cash ADR") to $101.60 in 2014 from $89.50 in 2013. Partially offsetting these increases was a casino revenue decline of $35.1 million, or 4.1%, on increased promotional allowances, mainly in Atlantic City, and unfavorable hold in Las Vegas.
Income/(loss) from operations decreased $110.2 million, or 58.3%, compared with the prior year period. The decrease is primarily due to goodwill impairment charges of $117.6 million during the nine months ended September 30, 2014 compared with charges of $29.9 million in the 2013 period primarily related to the Harrah's Atlantic City property. The income impact of increased property operating expenses, an increase in corporate expenses due to higher corporate professional fees in 2014 and 2013 favorability on insurance costs also contributed to the decrease in income/(loss) from operations. These factors were partially offset by the income impact of the increased net revenues, from $1,516.0 million during the nine months ended September 30, 2013 to $1,565.8 million during the nine months ended September 30, 2014.
Other Factors Affecting Net Income

	Three Months Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2014	2013		2014	2013
Interest expense	$(98.8)	$(49.4)	(100.0)%	$(288.4)	$(157.7)	(82.9)%
Gain on early extinguishment of debt	—	13.4	(100.0)%	—	52.4	(100.0)%
Income tax benefit/(provision)	(1.1)	(12.9)	91.5%	21.3	(26.0)	*
___________________

*	Not meaningful.
Interest Expense
Interest expense increased $49.4 million, or 100.0%, for the three months ended September 30, 2014 and $130.7 million, or 82.9%, for the nine months ended September 30, 2014 compared with the same periods in 2013 primarily due to higher interest rates on outstanding indebtedness resulting from the October 2013 financing transaction (see Note 5, "Debt ").
Gain on Early Extinguishment of Debt
During the three and nine months ended September 30, 2013, we repurchased $49.8 million and $274.8 million in aggregate face value of CMBS debt and recognized gains on early extinguishment of debt of $13.4 million and $52.4 million, respectively.
Provision for Income Taxes
The effective tax rate for the three months ended September 30, 2014 and 2013 was (0.7)% and 35.3%, respectively. The effective tax rate for the nine months ended September 30, 2014 and 2013 was 10.2% and 31.1%, respectively. The effective tax rate in the three months ended September 30, 2014 was unfavorably impacted by nondeductible goodwill impairments and the state deferred tax impact of combining the CERP properties for tax purposes. The effective tax rate benefit in the nine months ended September 30, 2014 was unfavorably impacted by nondeductible goodwill impairments and the state deferred tax impact of combining the CERP properties, offset by a tax benefit from the reversal of uncertain state tax positions due to the expiration of the statute of limitations.
Our projected effective tax rate benefit for 2014 is expected to range from 9% to 11%, which differs from the expected federal tax rate benefit of 35% due to nondeductible goodwill impairments and the state deferred tax impact of combining the CERP properties, offset by a tax benefit from the reversal of uncertain state tax positions.

Liquidity and Capital Resources
Cost Savings Initiatives
Caesars has undertaken comprehensive cost-reduction efforts to manage expenses with current business levels. In accordance with the Shared Services Agreement, we estimate that cost-savings programs produced $3.5 million in incremental cost savings for the three months ended September 30, 2014 and $12.0 million for nine months ended September 30, 2014 compared with the same periods in 2013. Additionally, as of September 30, 2014, we expect that these and other identified new cost-savings programs will produce further annual cost savings of $14.0 million, based on the full implementation of current projects that are in process. As we realize savings or identify new cost-reduction activities, this amount will change.
Capital Spending and Development
We incur capital expenditures in the normal course of business and we perform ongoing refurbishment and maintenance at our existing casino entertainment facilities to maintain our quality standards. We may pursue development and acquisition opportunities for additional casino entertainment and other hospitality facilities that meet our strategic and return on investment criteria. Cash used for capital expenditures in the normal course of business is typically made available from cash flows generated by our operating activities, while cash used for development projects is typically funded from established debt programs, specific project financing, and additional debt offerings.
For the nine months ended September 30, 2014, our capital spending totaled $137.7 million, net of a decrease in related payables of $23.9 million. Estimated total capital expenditures for 2014 are expected to be between $115 million and $140 million, and primarily will be related to planned maintenance capital expenditures.
Liquidity
Our cash and cash equivalents totaled $200.8 million as of September 30, 2014, compared with $181.5 million as of December 31, 2013. Our operating cash inflows are typically used for operating expenses, debt service costs and working capital needs.
We are highly leveraged and a significant amount of our liquidity needs are for debt service. As of September 30, 2014, we had $4,737.2 million face value of indebtedness outstanding including capital lease indebtedness. See Note 5, "Debt" for additional information relating to our indebtedness and related restrictive covenants. Cash paid for interest for the nine months ended September 30, 2014 was $243.7 million. Payments of short-term debt obligations and other commitments are expected to be made from operating cash flows.
Our estimated interest payments for the remainder of 2014 are $162.8 million, for the years ended December 31, 2015 through 2018 are $390.0 million, $395.3 million, $413.6 million, and $422.7 million, respectively, and our estimated interest payments thereafter are $933.8 million.
Our ability to fund our operations, pay our debt obligations, and fund planned capital expenditures depends, in part, upon economic and other factors that are beyond our control, and disruptions in capital markets and restrictive covenants related to our existing debt could impact our ability to secure additional funds through financing activities. We believe that our cash and cash equivalents balance, our cash flows from operations, and financing available under our revolving credit facility will be sufficient to meet our normal operating requirements during the next 12 months and to fund planned capital expenditures.
We cannot assure you that our business will generate sufficient cash flows from operations, or that future borrowings will be available to us, to fund our liquidity needs and pay our indebtedness. If we are unable to meet our liquidity needs or pay our indebtedness when it is due, we may have to reduce or delay refurbishment and expansion projects, reduce expenses, sell assets, or attempt to restructure our debt. Any such actions could negatively impact our competitive position and revenue generation.
Related-Party Transactions
We participate with CEOC and other Caesars' subsidiaries in marketing, purchasing, insurance, employee benefit, and other programs that are defined, negotiated and managed by CEOC. The Company believes that participating in these consolidated programs is beneficial in comparison to the cost and terms for similar programs that it could negotiate on a stand-alone basis. For a more complete description of the nature and extent of these transactions, see Note 12, "Related Party Transactions."

Other Obligations and Commitments
As of September 30, 2014, there have been no material changes outside of the ordinary course of business to our aggregate indebtedness and other known contractual obligations, which are set forth and included in Item 7 in CEC's Current Report on Form 8-K furnished on April 15, 2014.

Reconciliation of Non-GAAP Financial Measures
Property EBITDA is presented as a supplemental measure of the Company's performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income before (i) interest expense, net of interest capitalized and interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that we do not consider indicative of our ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that, in the future, we may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
The following table reconciles net income to Property EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2014	2013	2014	2013
Net income/(loss)	$(149.2)	$23.6	$(188.4)	$57.6
Income tax (benefit)/provision	1.1	12.9	(21.3)	26.0
Income/(loss) before income taxes	(148.1)	36.5	(209.7)	83.6
Gains on early extinguishment of debt	—	(13.4)	—	(52.4)
Interest expense	98.8	49.4	288.4	157.7
Income from operations	(49.3)	72.5	78.7	188.9
Depreciation and amortization	35.5	36.8	116.2	118.5
Amortization of intangible assets	12.4	14.8	37.3	44.3
Impairment of intangible and tangible assets	117.8	5.5	117.6	29.9
Write-downs, reserves, and project opening costs, net of recoveries	4.7	(8.0)	10.4	10.7
Income on interests in non-consolidated affiliates	—	(0.3)	—	(3.0)
Corporate expense	9.3	11.6	43.2	36.8
Property EBITDA	$130.4	$132.9	$403.4	$426.1

CAUTIONARY STATEMENT PURSUANT TO THE PRIVATE
SECURITIES LITIGATION REFORM ACT OF 1995
These unaudited combined and consolidated condensed financial statements include "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue," "pursue," or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies, and future financial results of CERP. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of CERP may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, and other factors described from time to time in the Company's reports furnished to the Securities and Exchange Commission (including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein):

•	the impact of the Company's substantial indebtedness and the restrictions in the Company's debt agreements;

•
litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation, including but not limited to, the assertion and outcome of litigation or other claims that may be brought against the Company by certain creditors, some of whom have notified the Company of their objection to various transactions undertaken by the Company in 2013 and 2014;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the ability to realize the expense reductions from cost savings programs;

•
changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines, and fines of courts, regulators, and governmental bodies;

•	the ability of the Company's customer-tracking, customer loyalty, and yield-management programs to continue to increase customer loyalty and same-store or hotel sales;

•	the effects of competition, including locations of competitors, competition for new licenses and operating and market competition;

•	the ability to recoup costs of capital investments through higher revenues;

•	abnormal gaming holds ("gaming hold" is the amount of money that is retained by the casino from wagers by customers);

•	the ability to timely and cost-effectively integrate companies that the Company acquires into its operations;

•	the potential difficulties in employee retention and recruitment as a result of the Company's substantial indebtedness, the ongoing downturn in the U.S. regional gaming industry, or any other factor;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•
severe weather conditions or natural disasters, including losses therefrom, including losses in revenues and damage to property, and the impact of severe weather conditions on the Company's ability to attract customers to certain of its facilities, such as the amount of losses and disruption to us as a result of Hurricane Sandy in late October 2012;

•	acts of war or terrorist incidents or uprisings, including losses therefrom, including losses in revenues and damage to property,

•	the effects of environmental and structural building conditions relating to the Company's properties;

•	access to insurance on reasonable terms for the Company's assets; and

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans.
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. CERP disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this filing.

Item 3.	Quantitative and Qualitative Disclosure About Market Risk
Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary exposure to market risk is interest rate risk associated with our debt. We attempt to limit our exposure to interest rate risk by using interest rate caps to mitigate interest rate risk associated with our variable rate debt instruments.
As of September 30, 2014, we had $4,737.2 million face value of debt, including capital lease obligations. Certain borrowings under our CERP Credit Facilities bear interest at variable rates. At September 30, 2014, the USD two month LIBOR rate on our Senior Secured Loan was 0.20% and the prime rate on our revolver was 3.25%. As a result of the 1.0% LIBOR floor on our Senior Secured Loan, assuming projected principal payments for our variable rate debt for the next twelve months, a hypothetical 1.0% increase in interest rates would increase interest expense for the next twelve months by approximately $5.6 million. A hypothetical reduction of the USD two month LIBOR rate to 0% and a decrease of 1.0% in the prime rate would only decrease interest expense by $0.8 million for the next twelve months due to the 1.0% LIBOR floor. Assuming projected principal payments for our variable rate debt for the next twelve months, a hypothetical 1.0% increase in interest rates above the 1.0% LIBOR floor (to a 2.0% LIBOR) combined with a 1.0% increase in the prime rate would increase interest expense for the next twelve months by $25.5 million.
We do not purchase or hold any derivative financial instruments for trading purposes. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

Item 4.	Controls and Procedures
Not applicable.

PART II—OTHER INFORMATION

Item 1.	Legal Proceedings
Litigation
Over the course of several years, a former customer of the Rio All-Suites Hotel and Casino gambled with approximately $10 million in cashier's checks. The customer later pleaded guilty to fraud in connection with a mortgage brokerage business. The mortgage brokerage business was placed in bankruptcy in California, where a bankruptcy trustee sought to recover the $10 million from Rio Properties, LLC (the "Rio"). The claims were based on a fraudulent conveyance theory under the bankruptcy code. On March 29, 2010, the U.S. District Court Central District of California granted our motion to move the case from the bankruptcy court to the district court. On June 10, 2010, the district court granted our motion to transfer the case to the federal district court in Las Vegas. A trial was held in January and February 2014. The jury found for the Rio on 59 of the 66 alleged transfers and for the trustee on the remaining seven transfers. The total amount awarded to the trustee was $1.48 million, which was accrued as of March 31, 2014. Both parties filed post-trial motions relating to whether the judgment should be reduced by a prior settlement with a separate defendant and whether the trustee was entitled to recover pre-judgment interest under California law. On May 8, 2014, the district court issued a ruling finding that the judgment should not be reduced by the prior settlement, that the trustee was entitled to recover prejudgment interest under California law at seven percent per annum, and that pre-judgment interest would accrue from the date the complaint was filed in 2008. Finally, the Court rejected the trustee’s claim that he was entitled to recover all of his costs in bringing the action, holding that because the Rio prevailed as to the majority of the issues, the trustee could only recover 15 percent of his costs. Following these rulings, the parties entered into an agreement settling the litigation for a total payment of $2.1 million. The matter has now concluded.
In connection with a Birthday Cash promotional offer by Harrah’s Atlantic City, on March 19, 2010, the Superior Court of New Jersey entered a summary judgment in favor of a modified class of approximately 79,000 plaintiffs. The summary judgment found that Harrah’s Atlantic City violated the New Jersey Truth in Consumer Contract, Warranty and Notice Act. The penalty is $100 per incident, amounting to a potential exposure of up to $7.9 million. In March 2012, the judge held that the damages class, if any, should be based upon the number of individuals who redeemed certificates, not the number of certificates redeemed (as some plaintiffs had multiple certificates). As a result, the potential exposure under the judge’s ruling was decreased to $5.2 million. After the case was stayed to wait for a pending case in the New Jersey Supreme Court, the court reopened the case in July 2013. The decision in the New Jersey Supreme Court case clarified two aspects of the New Jersey Truth in Consumer Contract, Warranty and Notice Act, which support our contention that the existing judgment against us should be vacated and the case dismissed in our favor. In November 2013, the court denied both parties’ motions for reconsideration. In December 2013, we filed a motion to stay the judgment pending appeal, and in January, the court granted the stay and we filed an appeal. In February 2014, per the court’s stay order, we posted into an escrow account the amount of the judgment plus fees. The matter is now on appeal. Our initial brief was filed in September 2014.
CEOC Noteholder Disputes
On August 4, 2014, Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018 issued by CEOC (the "CEOC Notes"), on behalf of itself and, it alleges, derivatively on behalf of CEOC, filed a lawsuit (the "Second Lien Lawsuit") in the Court of Chancery in the State of Delaware against CEC and CEOC, Caesars Growth Partners, LLC, Caesars Acquisition Company, Caesars Entertainment Resort Properties, LLC, Caesars Enterprise Services, LLC, Eric Hession, Gary Loveman, Jeffrey D. Benjamin, David Bonderman, Kelvin L. Davis, Marc C. Rowan, David B. Sambur, and Eric Press. The lawsuit alleges claims for breach of contract, intentional and constructive fraudulent transfer, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, and corporate waste. The lawsuit seeks (1) an award of money damages; (2) to void certain transfers, the earliest of which dates back to 2010; (3) an injunction directing the recipients of the assets in these transactions to return them to CEOC; (4) a declaration that CEC remains liable under the parent guarantee formerly applicable to the CEOC Notes; (5) to impose a constructive trust or equitable lien on the transferred assets; and (6) an award to plaintiffs for their attorneys’ fees and costs. CEC believes this lawsuit is without merit and will defend itself vigorously. A motion to dismiss this action was filed by CEC and other defendants on September 23, 2014, and the motion has been fully briefed as of October 31, 2014. The parties agreed to stay discovery until a decision on the motion to dismiss is issued on this action.
On August 5, 2014, CEC, along with CEOC, filed a lawsuit in the Supreme Court of the State of New York, County of New York, against certain institutional holders of CEOC's first and second lien notes. The complaint states that such institutional first and second lien note holders have acted against the best interests of CEOC and other creditors, including for the purpose of inflating the value of their credit default swap positions or improving other unique securities positions. The complaint asserts claims for tortious interference with prospective economic advantage, declaratory judgment and breach of contract and seeks, among other things, (1) money damages; (2) a declaration that no default or event of default has occurred or is occurring and the CEC and CEOC have not breached their fiduciary duties or engaged in fraudulent transfers or other violation of law; and (3) a preliminary and permanent injunction prohibiting the defendants from taking further actions to damage CEC or CEOC. Defendants filed motions to dismiss this action on October 15, 2014. The parties have agreed to stay discovery until a decision on the motion to dismiss is issued in this action.
If the above matters were resolved in favor of CEOC note holders, such determination could have a material adverse effect on our business or combined and consolidated financial position or results of operations.

Item 1A.	Risk Factors

For a discussion of our potential risks and uncertainties, see the information under the heading “Risk Factors” in the prospectus that forms a part of our registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on October 16, 2014, which is accessible on the SEC’s website at www.sec.gov. There have been no material changes to the risk factors disclosed in the prospectus.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds
Not applicable.

Item 3.	Defaults Upon Senior Securities
Not applicable.

Item 4.	Mine Safety Disclosures
Not applicable.

Item 5.	Other Information
Not applicable.

Item 6.	Exhibits
Not applicable.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAESARS ENTERTAINMENT RESORT PROPERTIES, LLC.

November 14, 2014	By:	/S/ DONALD A. COLVIN
Donald A. Colvin
Executive Vice President and Chief Financial Officer